Exhibit 99.1

Fortrea Appoints Machelle Sanders to Board of Directors

DURHAM, N.C., May 16, 2024 - Fortrea (Nasdaq: FTRE), (the “Company”), a leading global contract research organization (“CRO”), today announced the appointment of Machelle Sanders to the Company’s Board of Directors. Ms. Sanders has served as North Carolina’s Secretary of Commerce since February 2021 and brings strong domain expertise from more than 30 years of operational and quality assurance roles in pharmaceutical and biotechnology companies.

“Machelle’s impressive background in life sciences and public service enables her to bring a unique and welcome perspective to our Board,” said Tom Pike, chairman and CEO. “She is a highly respected leader, who understands our customers and what it takes to deliver high-quality services around the globe. Machelle’s experience and leadership acumen will be an asset to Fortrea as we create value for all our stakeholders by advancing our differentiation strategy and organization, inspired by our purpose of delivering life-changing treatments to patients faster.”

“I’m delighted to join Fortrea’s Board as the Company forges a new path in the CRO sector,” said Ms. Sanders. “I recognize the pivotal role that CROs play in bringing new treatments to market and the difference they can make for pharmaceutical and biotechnology innovators around the world. I look forward to sharing my insights and partnering with Tom and the Fortrea team on its journey ahead.”

About Machelle Sanders

Machelle Sanders was appointed Secretary of Commerce for North Carolina by Governor Cooper in February 2021. She served as Secretary of the North Carolina Department of Administration from January 2017 to February 2021. Ms. Sanders brings strong management and leadership experience as a seasoned pharmaceutical and biotechnology executive, previously serving as vice president of manufacturing and general manager of Biogen’s largest manufacturing facility in Research Triangle Park, North Carolina. She has held leadership positions overseeing manufacturing, global quality assurance and quality control functions at Biogen, Purdue Pharmaceuticals, and AkzoNobel. Ms. Sanders has served on the board of three biotechnology companies and currently is a board member of BioCryst Pharmaceuticals. She received a B.S. in biochemistry from North Carolina State University and a master’s degree in health administration from Pfeiffer University.

About Fortrea
Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development and patient access solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life-changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology, consulting services, differentiated technology enabled trial solutions and post-approval services.

Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in more than 90 countries is scaled to deliver focused and agile solutions to customers globally.

Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter) @Fortrea.

Fortrea Contacts:
Sue Zaranek (Media) – 919-943 5422, media@fortrea.com
Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com
Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com